MEMORANDUM

                             FT 2268
                       File No. 333-163415

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on December 18, 2009 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                            THE PROSPECTUS

Cover Page    The date of the Trust has been added.

Page 3        The following information for the Trust appears:

              The Aggregate Value of Securities initially deposited has been added.

              The initial number of units of the Trust

              Sales charge

              The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

              The Mandatory Termination Date has been added.

Page 5 The Report of Independent Registered Public Accounting Firm has been completed.

Page 6        The Statement of Net Assets has been completed.

Pages 7-9     The Schedule of Investments has been completed.

Back Cover    The date of the Prospectus has been included.

  THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

              The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

December 18, 2009